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                                                                    Exhibit 99.1

(HANMI BANK LOGO)

                           HANMI FINANCIAL CORPORATION
                        DECLARES TWO-FOR-ONE STOCK SPLIT

LOS ANGELES - JANUARY 20, 2005 - HANMI FINANCIAL CORPORATION (NASDAQ: HAFC), the holding company for Hanmi Bank, announced that the Board of Directors has approved a two-for-one stock split, to be effected in the form of a 100 percent common stock dividend. Hanmi Financial Corporation stockholders of record at the close of business on January 31, 2005 will receive one additional share of common stock for every share of common stock then held. Distribution of additional shares issued as a result of the split is expected to occur on or about February 15, 2005.

The split is designed to improve trading liquidity and broaden ownership of Hanmi Financial's common shares. After the split, there will be approximately 49 million shares outstanding.

About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 23 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank's mission is to provide varied quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.

Contact:

Hanmi Financial Corporation
Michael J. Winiarski, CFO           (213) 351-9260
Stephanie Yoon, Investor Relations  (213) 351-9227